EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

China, Inc.

We hereby consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated September 15, 2010, relating to the financial statements of China, Inc. as of June 30, 2010 and for the period from May 30, 2008 (Inception) through June 30, 2010.

 /s/ Anton & Chia, LLP

Newport Beach, California

December 23, 2010